PRICING SUPPLEMENT Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-133007 Dated July 30, 2008 (To the Prospectus dated April 5, 2006 and Prospectus Supplement dated October 12, 2007)

100% Principal Protection Absolute Return Barrier Notes
Investment Strategies for Uncertain Markets
HSBC USA Inc. $21,070,290 Notes linked to the Russell 2000® Index due on or about January 29, 2010

Investment Description

100% Principal Protection Absolute Return Barrier Notes are notes issued by HSBC USA Inc. (“HSBC”) linked to the performance of the Russell 2000® Index (the ‘‘index’’). The notes provide an opportunity to hedge your exposure to the stocks constituting the index while benefiting from any moderately positive or moderately negative performance of the index. If the index never closes more than a certain percentage above or below the index starting level (which percentage we refer to as the ‘‘absolute return barrier’), at maturity, per note you will receive the principal amount plus a return based on the absolute value of the return on the index from, and including, the trade date to, and including, the final valuation date (the “observation period”). Otherwise, at maturity you will receive only your principal amount.

Features

❑
Hedging Opportunity—You have the potential to hedge your exposure to the constituent stocks of the index while benefiting from any moderately positive or moderately negative performance over the 18-month term of the notes.

❑
Potential for Equity-Linked Performance—If the index never closes above the upper index barrier or below the lower index barrier during the observation period, you will receive an equity-based return that may exceed the return you could receive on traditional fixed income investments.

❑	Preservation of Capital—At maturity, you will receive a cash payment equal to at least 100% of your principal amount.

❑	Diversification—The notes provide diversification within the equity portion of your portfolio through exposure to the Russell 2000® Index.

Key Dates

Trade Date	July 28, 2008
Settlement Date	July 31, 2008
Final Valuation Date*	January 25, 2010
Maturity Date*	January 29, 2010

* Subject to adjustment in the event of a market disruption event.

Note Offering

These terms relate to a note offering linked to the index with an absolute return barrier. The notes are offered at a minimum investment of $1,000.

Notes	Absolute Return Barrier	Index Starting Level	Upper Index Barrier	Lower Index Barrier	CUSIP	ISIN
Notes linked to the Russell 2000® Index	28.50%	696.11	894.50	497.72	4042EP701	US4042EP7012

See “Additional Information about HSBC USA Inc. and the Notes” on page 2. The notes offered will have the terms specified in the accompanying base prospectus dated April 5, 2006, the accompanying prospectus supplement dated October 12, 2007, and the terms set forth herein. See “Key Risks” on page 6 and the more detailed “Risk Factors” beginning on page S-3 of the accompanying prospectus supplement for risks related to the notes and the index.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this document, the accompanying base prospectus, prospectus supplement and any other related prospectus supplements. Any representation to the contrary is a criminal offense. The notes are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction.

The notes will not be listed on any U.S. securities exchange or quotation system. See “Supplemental Plan of Distribution” on page 11 for information relating to the distribution arrangement.

	Price to Public	Underwriting Discount	Proceeds to Us
Per Note	$10.00	$0.175	$9.825
Total	$21,070,290.00	$368,730.08	$20,701,559.93

CALCULATION OF REGISTRATION FEE
TITLE OF CLASS OF SECURITIES OFFERED	MAXIMUM AGGREGATE OFFERING PRICE	AMOUNT OF REGISTRATION FEE (1)
100% Principal Protection Absolute Return Barrier Notes linked to the Russell 2000® Index due January 29, 2010	$21,070,290.00	$828.06

(1) Calculated in accordance with Rule 457(r) of the securities act of 1933, as amended.

UBS Financial Services Inc.	HSBC USA Inc.

Additional Information about HSBC and the Notes

This pricing supplement relates to one note offering linked to the index identified on the cover page. The index referred to in this pricing supplement is a reference asset as defined in the prospectus supplement. The purchaser of a note will acquire a security linked to the index. We reserve the right to withdraw, cancel or modify any offering and to reject orders in whole or in part. Although the note offering relates to the index identified on the cover page, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to the index, or as to the suitability of an investment in the notes.

You should read this document together with the prospectus dated April 5, 2006, the prospectus supplement dated October 12, 2007 and the prospectus addendum dated December 12, 2007. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 6 of this pricing supplement and in “Risk Factors” beginning on page S-3 of the prospectus supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

HSBC USA Inc. has filed a registration statement (including a prospectus, prospectus addendum and prospectus supplement) with the U.S. Securities and Exchange Commission, or the SEC, for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus, prospectus addendum and prospectus supplement in that registration statement and other documents HSBC USA Inc. has filed with the SEC for more complete information about HSBC USA Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, HSBC USA Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus addendum and prospectus supplement if you request them by calling toll-free 1 888 800 4722.

You may access these documents on the SEC web site at www.sec.gov as follows:

♦	Prospectus supplement dated October 12, 2007:
www.sec.gov/Archives/edgar/data/83246/000114420407053900/v090138_424b2.htm

♦	Prospectus addendum dated December 12, 2007:
www.sec.gov/Archives/edgar/data/83246/000114420407067025/v096997_424b2.htm

♦	Prospectus dated April 5, 2006:
www.sec.gov/Archives/edgar/data/83246/000110465906022455/a05-22289_1s3asr.htm

As used herein, references to “HSBC”, “we,” “us” and “our” are to HSBC USA Inc. References to the “prospectus supplement” mean the prospectus supplement dated October 12, 2007, references to the “prospectus addendum” mean the prospectus addendum dated December 12, 2007 and references to “accompanying prospectus” mean the HSBC USA Inc. prospectus, dated April 5, 2006.

Investor Suitability

The notes may be suitable for you if:

♦    You seek an 18-month investment with a return linked to the absolute return of the index, provided the performance of the index does not breach the absolute return barrier during the observation period.
♦    You seek an investment that offers 100% principal protection on the notes when held to maturity.
♦    You believe the performance of the index will be moderately positive or moderately negative over the observation period, and that the closing level of the index is unlikely to exceed on any scheduled trading day the upper index barrier or the lower index barrier.
♦    You are willing to forego dividends paid on the stocks included in the index.
♦    You do not seek current income from this investment.
♦    You are willing to hold the notes to maturity, and you are aware that there may be little or no secondary market for the notes.
♦    You are willing to invest in the notes based on the absolute return barrier.

The notes may not be suitable for you if:

♦    You believe the performance of the index will not be moderate and may exceed the range of the upper index barrier or the lower index barrier on a scheduled trading day during the observation period.
♦    You do not seek an investment with exposure to the index.
♦    You seek an investment that is exposed to the full potential appreciation of the index, without a cap on the maximum gain on the return of the notes.
♦    You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities issued by HSBC or another issuer with a similar credit rating.
♦    You prefer to receive the dividends paid on any stocks included in the index.
♦    You seek current income from this investment.
♦    You are unable or unwilling to hold the securities to maturity.
♦    You seek an investment for which there will be an active secondary market.

Final Terms

Issuer	HSBC USA Inc. (Aa3/AA-)[1]
Principal Amount (per note)	$10
Term	18 months
Payment at Maturity (per note)	Principal amount plus the variable return
Variable Return
A) If the closing level of the index is never greater than the upper index barrier and never less than the lower index barrier on any scheduled trading day during the observation period, including the final valuation date, your variable return will equal the product of your principal amount multiplied by the absolute index return, calculated as follows:
($10.00 x Absolute Index Return)
or
B) If the closing level of the index is greater than the upper index barrier or less than the lower index barrier on any scheduled trading day during the observation period, including the final valuation date, regardless of what the index ending level is, your variable return will equal:
0%

Absolute Index Return	Absolute value of: Index Ending Level — Index Starting Level Index Starting Level
Index Starting Level	696.11, representing the closing level of the index on the trade date.
Index Ending Level	The closing level of the index on the final valuation date.
Closing Level
The closing level on any scheduled trading day during the observation period will be the closing level of the index as determined by the calculation agent based upon determinations with respect thereto made by the reference sponsor and displayed on Bloomberg Professional® service page “RTY <INDEX>”.

Observation Period	The period starting on, and including, the trade date and ending on, and including the final valuation date.
Upper Index Barrier	894.50, representing 128.50% of the index starting level.
Lower Index Barrier	497.72, representing to 71.50% of the index starting level.

Determining Payment at Maturity

You will receive a cash payment at maturity equal to the principal amount of your notes, or $10 per note.

The absolute return barrier limits your potential upside return. However, the absolute return barrier also allows you to benefit from both positive and negative performance if the closing level of the index is never greater than the upper index barrier and never less than the lower index barrier on any scheduled trading day during the observation period. If the closing level of the index is greater than the upper index barrier or less than the lower index barrier on any scheduled trading day during the observation period, you will receive only your principal amount.

1 HSBC USA Inc. is rated Aa3 by Moody’s and AA- by Standard & Poor’s. A credit rating reflects the creditworthiness of HSBC USA Inc. and is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization. The notes themselves have not been independently rated. Each rating should be evaluated independently of any other rating. However, because the return on the notes is dependent upon factors in addition to our ability to pay our obligations under the notes, such as the trading level of the index, an improvement in our credit ratings, financial condition or results of operations is not expected to have a positive effect on the trading value of the notes.

Illustrative Examples and Return Table of the Notes at Maturity

The following examples are provided for illustrative purposes only and are hypothetical; they do not purport to be representative of every possible scenario concerning increases or decreases in the level of the index relative to its index starting level. We cannot predict the index ending level on the final valuation date. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events. You should not take these examples as an indication or assurance of the expected performance of the index. All prices in the illustrative examples are denominated in USD and rounded to the nearest penny.

The following examples and table illustrate the payment at maturity for a $10.00 note on a hypothetical offering of the notes, with the following assumptions:

Principal Amount:	$10.00 (per note)
Index Starting Level:	696.11
Principal Protection:	100% at maturity
Term:	18 months
Absolute Return Barrier:	28.50%
Upper Index Barrier:	894.50 which is 28.50% above the index starting level
Lower Index Barrier:	497.72, which is 28.50% below the index starting level
Observation Period:	The period beginning on the trade date and ending on, and including, the final valuation date

Example 1 — If the level of the index increases over the observation period by 15% and the closing level of the index is never greater than the upper index barrier and never less than the lower index barrier on any scheduled trading day during the observation period, investors would receive a payment at maturity equal to the principal amount of each note plus the variable return, as expressed below:

Payment at maturity per $10.00 note principal amount	=	$10.00 + ($10.00 × (absolute index return))
	=	$10.00 + ($10.00 × (15%))
	=	$11.50

Example 2 — If the level of the index decreases over the observation period by 15% and the closing level of the index is never greater than the upper index barrier and never less than the lower index barrier on any scheduled trading day during the observation period, investors would receive a payment at maturity equal to the principal amount of each note plus the variable return, as expressed below:

Payment at maturity per $10.00 note principal amount	=	$10.00 + ($10.00 × (absolute index return))
	=	$10.00 + ($10.00 × (15%))
	=	$11.50

Example 3 — If the closing level of the index is greater than the upper index barrier or less than the lower index barrier on any scheduled trading day during the observation period, investors would receive $10.00 at maturity for each note regardless of the performance of the index during the observation period. If the closing level of the index is greater than the upper index barrier or less than the lower index barrier on any scheduled trading day during the observation period, investors may receive a return that is less than the return they would receive on a conventional debt offering.

		No Index Closing Outside Absolute Return Barrier**			An Index Closing Outside Absolute Return Barrier
Index Ending Level	Index Return	Variable Return ($)*	Payment at Maturity ($)*	Return on Note (%)*	Variable Return ($)	Payment at Maturity ($)	Return on Note (%)
1,392.22	100.00%	N/A	N/A	N/A	$0.00	$10.00	0.00%
1,253.00	80.00%	N/A	N/A	N/A	$0.00	$10.00	0.00%
1,113.78	60.00%	N/A	N/A	N/A	$0.00	$10.00	0.00%
974.55	40.00%	N/A	N/A	N/A	$0.00	$10.00	0.00%
894.50	28.50%	$2.86	$12.86	28.50%	$0.00	$10.00	0.00%
800.53	15.00%	$1.50	$11.50	15.00%	$0.00	$10.00	0.00%
765.72	10.00%	$1.00	$11.00	10.00%	$0.00	$10.00	0.00%
730.92	5.00%	$0.50	$10.50	5.00%	$0.00	$10.00	0.00%
696.11	0.00%	$0.00	$10.00	0.00%	$0.00	$10.00	0.00%
661.30	-5.00%	$0.50	$10.50	5.00%	$0.00	$10.00	0.00%
626.50	-10.00%	$1.00	$11.00	10.00%	$0.00	$10.00	0.00%
591.69	-15.00%	$1.50	$11.50	15.00%	$0.00	$10.00	0.00%
497.72	-28.50%	$2.86	$12.86	28.50%	$0.00	$10.00	0.00%
417.67	-40.00%	N/A	N/A	N/A	$0.00	$10.00	0.00%
278.44	-60.00%	N/A	N/A	N/A	$0.00	$10.00	0.00%
139.22	-80.00%	N/A	N/A	N/A	$0.00	$10.00	0.00%
0.00	-100.00%	N/A	N/A	N/A	$0.00	$10.00	0.00%

* Numbers have been rounded for ease of analysis
** Calculation assumes that the index never closes above the upper index barrier or below the lower index barrier on any scheduled trading day during the observation period
*** Calculation assumes that the index closes above the upper index barrier or below the lower index barrier on at least one scheduled trading day during the observation period

The notes are intended to be held to maturity. They are not intended to be short-term trading instruments. The price at which you will be able to sell your notes prior to maturity may be at a substantial discount from the principal amount of the notes, even in cases where the level of the index has appreciated since the pricing date of the notes. The potential returns described here assume that your notes are held to maturity.

What Are the Tax Consequences of the Notes?

The following discussion summarizes certain of the material U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of the notes. This summary supplements the section “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement and supersedes it to the extent inconsistent therewith.

There are no statutory provisions, regulations, published rulings or judicial decisions specifically addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the notes. Under one approach, the notes should be treated as contingent payment debt instruments. We intend to treat the notes consistent with this approach, pursuant to the terms of the notes, you agree to treat the notes under this approach for all U.S. federal income tax purposes, and in the opinion of Cadwalader, Wickersham & Taft LLP, special U.S. tax counsel to us, the notes should be treated in accordance with this approach. Pursuant to this approach, a U.S. holder of the notes will be required to include original issue discount (“OID”) in gross income each year, even though no cash payouts will be made with respect to the notes until maturity. If a U.S. holder disposes of the notes prior to maturity, the U.S. holder will be required to treat any gain recognized upon the disposition of the notes as ordinary income (rather than capital gain). See “Certain U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes — Contingent Payment Debt Instruments” in the prospectus supplement for additional information on certain U.S. federal income tax considerations applicable to notes that are treated as contingent payment debt instruments.

In the event that, at any time during the observation period more than six months prior to the maturity date, the closing level of the index is observed at greater than the upper index barrier or less than the lower index barrier so that the variable return is fixed at zero, although not free from doubt, under one approach, a U.S. holder should not accrue original issue discount for the remainder of the term of the note, should receive a deduction for prior accrual of original issue discount included in taxable income, and should adjust the projected payment schedule to reflect a payment of the principal amount on the maturity date. Other approaches are possible. U.S. holders should consult with their tax advisors regarding their treatment in the event that the variable return is fixed at zero.

Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the notes, other characterizations and treatments are possible. As a result, the timing and character of income in respect of the notes might differ from the treatment described above. You should carefully consider the discussion of all potential tax consequences as set forth in “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement.

PROSPECTIVE PURCHASERS SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

Key Risks

An investment in the notes involves significant risks. Some of the risks that apply to the notes are summarized here, but we urge you to read the more detailed explanation of risks relating to the notes generally in the “Risk Factors” section of the accompanying prospectus supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

♦    The notes are principal protected only if you hold the notes until maturity — If you sell your notes prior to maturity, you may receive less than the principal amount per note.

♦    The notes will not be listed on any securities exchange or quotation system — We intend to offer to purchase the notes in the secondary market but are not required to do so. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which we are willing to buy the notes.

♦    The notes will not bear interest — As a holder of the notes, you will not receive periodic interest payments. The overall return you earn on your notes, if any, may be lower than interest payments you would receive by investing in a conventional fixed-rate or floating-rate debt security having the same maturity date and issuance date as the notes.

♦    The amount you receive at maturity per note may not be greater than the principal amount— If on any scheduled trading day during the observation period, the closing level of the index is greater than the upper index barrier or less than the lower index barrier, the variable return on the notes will be equal to zero. Accordingly in such a circumstance, at maturity, you would receive only the principal amount of your notes.

♦    Your ability to participate in the performance of the index is limited — Your ability to participate in the performance of the index over the term of the notes is limited to the range between, and including, the upper index barrier and the lower index barrier. Therefore, the variable return is capped at the absolute return barrier.

♦    Credit of issuer - An investment in the notes is subject to the credit risk of HSBC, and the actual and perceived creditworthiness of HSBC may affect the market value of the notes.

♦    If the closing level of the index on any scheduled trading day during the observation period is greater than the upper index barrier or less than the lower index barrier, the market value of the notes will decrease — If the closing level of the index on any scheduled trading day during the observation period is greater than the upper index barrier or less than the lower index barrier, regardless of what the index ending level is, your cash settlement value will be equal to the principal amount at maturity. As such, the market value of the notes may decline below the principal amount of the notes. If you try to sell your notes on the secondary market prior to maturity in these circumstances, you may receive less than the principal amount per note.

♦    Potential HSBC impact on price - Trading of transactions by HSBC or its affiliates in the underlying index and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying index, may adversely affect the market price of the underlying index and , therefore the market value of the notes.

♦    Potential conflict of interest - HSBC and its affiliates may engage in business with the issuers of the stocks comprising the underlying index, which may presents a conflict between the obligations of HSBC and you, as holder of the notes. The calculation agent, an affiliate of the issuer, will determine the index ending level and payment at maturity based on observed levels of the underlying index in the market. The calculation agent can postpone the determination of the index ending level or the maturity date if a market disruption event occurs and is continuing on the final valuation date.

♦    Potentially inconsistent research, opinions or recommendations by HSBC - HSBC, UBS Financial Services, Inc. and their affiliates, may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the notes. Any such research, opinions or recommendations could affect the value of the underlying index or the stocks included in such index, and therefore the market value of the notes.

Market Disruption Event

If the final valuation date is not a scheduled trading day, then the final valuation date will be the next scheduled trading day. If a market disruption event (as defined below) exists on the final valuation date, then the final valuation date will be the next scheduled trading day for which there is no market disruption event. If a market disruption event exists with respect to the final valuation date on five consecutive scheduled trading days, then that fifth scheduled trading day will be the final valuation date, and the index ending level will be determined by means of the formula for and method of calculating the index which applied just prior to the market disruption event, using the relevant exchange traded or quoted price of each stock in the index (or a good faith estimate of the value of a stock in the index which is itself the subject of a market disruption event). If the final valuation date is postponed, then the maturity date will also be postponed until the fourth business day following the postponed final valuation date.

“Market disruption event” means any scheduled trading day on which any relevant exchange or related exchange fails to open for trading during its regular trading session or on which any of the following events has occurred and is continuing which we determine is material:

(i) any suspension of or limitation imposed on trading by any relevant exchanges or related exchanges or otherwise, (A) relating to any stock included in the index or (B) in futures or options contracts relating to the index on any related exchange; or

(ii) any event (other than any event described in (iii) below) that disrupts or impairs the ability of market participants in general (A) to effect transactions in, or obtain market values for any stock included in the index or (B) to effect transactions in, or obtain market values for, futures or options contracts relating to the index on any relevant related exchange; or

(iii) the closure on any scheduled trading day of any relevant exchange relating to any stock included in the index or any related exchange prior to its scheduled closing time (unless the earlier closing time is announced by the relevant exchange or related exchange at least one hour prior to the earlier of (a) the actual closing time for the regular trading session on the exchange and (b) the submission deadline for orders to be entered into the relevant exchange or related exchange for execution at the close of trading on that day).

“Related exchange” means each exchange or quotation system on which futures or options contracts relating to the index are traded, or any successor or temporary substitute for such exchange or quotation system (provided we have determined, for a substitute exchange or quotation system, that liquidity on such substitute is comparable to liquidity on the original related exchange) where trading has a material effect (as determined by the calculation agent) on the overall market for futures or options contracts relating to the index.

“Relevant exchange” means the primary exchange or quotation system for any stocks then included in the index.

“Scheduled closing time” means the scheduled weekday closing time of the relevant exchange or related exchange, without regard to after hours or any other trading outside of the regular trading session hours.

“Scheduled trading day” means any day on which all of the relevant exchanges and related exchanges are scheduled to be open for trading for each stock then included in the index.

The Russell 2000® Index (the “index")

We have derived all information relating to the index, including, without limitation, its make-up, performance, method of calculation and changes in its components, from publicly available sources. Such information reflects the policies of and is subject to change by Russell Investment Group. Russell Investment Group is under no obligation to continue to publish, and may discontinue or suspend the publication of the index at any time.

The index is an index calculated, published, and disseminated by the Russell Investment Group, and measures the composite price performance of stocks of 2,000 companies incorporated and domiciled in the United States and its territories. All 2,000 stocks are traded on the New York Stock Exchange, the American Stock Exchange LLC, or NASDAQ, and form a part of the Russell 3000® Index. The Russell 3000® Index is composed of the 3,000 largest United States companies as determined by market capitalization and represents approximately 98.00% of the United States equity market. The index consists of the smallest 2,000 companies included in the Russell 3000® Index. The index is designed to track the performance of the small capitalization segment of the United States equity market.

Only stocks belonging to companies domiciled in the U.S. are allowed into the index. Preferred and convertible preferred stock, paired shares, redeemable shares, warrants, participating preferred stock, trust receipts, rights, royalty trusts, limited liability companies, pink sheets, limited partnership, OTC Bulletin Board companies and closed-end mutual funds are excluded from the index. Real Estate Investment Trusts and Beneficial Trusts however, are eligible for inclusion.

In general, only one class of securities of a company is allowed in the index, although exceptions to this general rule have been made where the Russell Investment Group has determined that each class of securities acts independently of the other. Stocks must trade at or above $1.00 on May 31 of each year to be eligible for inclusion in the index. However, if a stock falls below $1.00 intra-year, it will not be removed until the next reconstitution if it is still trading below $1.00.

The primary criterion used to determine the initial list of securities eligible for the Russell 3000® Index is total market capitalization, which is defined as the price of a company's shares times the total number of available shares, as described below. Based on closing values on May 31 of each year, the Russell Investment Group reconstitutes the composition of the Russell 3000® Index using the then existing market capitalizations of eligible companies. As of the last Friday in June of each year, the Russell Index is adjusted to reflect the reconstitution of the Russell 3000® Index for that year. Real-time dissemination of the index began on January 1, 1987.

Computation of the index

The index is a capitalization-weighted index. The index reflects changes in the market value (i.e. capitalization) of the component stocks relevant to their market value on a base date. The index is determined by adding the market values of the component stocks, which are gotten by multiplying the price of each stock by the number of available shares, to get the total market capitalization of the 2,000 stocks. The total market capitalization is then divided by a divisor, which gives the adjusted capitalization of the index on the base date of December 31, 1986. The most recently traded price for a security will be used in determining the index. If a component security is not open for trading, the most recently traded price for that stock will be used. The divisor is adjusted to reflect certain events in order to provide consistency for the index. The events include changes in the number of common shares outstanding for component stocks, company additions or deletions, corporate restructurings, and other changes. Available shares are considered to be available for trading. Exclusion of market value held by other listed companies and large holdings by private investors (10% or more) is based on information recorded in Securities and Exchange Commission filings.

Annual reconstitution is the process by which the index is completely rebuilt. Reconstitution is a vital part of the creation of a benchmark which accurately represents a particular market segment. Companies may get bigger or smaller over time, or change in style characteristics. Reconstitution ensures that the correct companies are represented in the index.

Available shares are assumed to be shares available for trading. Exclusion of capitalization held by other listed companies and large holdings of private investors (10.00% or more) is based on information recorded in Securities and Exchange Commission filings. Other sources are used in cases of missing or questionable data.

The following types of shares considered unavailable for the purposes of capitalization determinations:

•	ESOP or LESOP shares - shares of corporations that have Employee Stock Ownership Plans that comprise 10.00% or more of the shares outstanding are adjusted;

•
Corporate cross-owned shares - when shares of a company in the index are held by another company also in the index, this is considered corporate cross-ownership. Any percentage held in this class will be adjusted;

•
Large private and corporate shares - when an individual, a group of individuals acting together, or a corporation not in the index owns 10.00% or more of the shares outstanding. However, institutional holdings (investment companies, partnerships, insurance companies, mutual funds, banks, or venture capital companies) are not included in this class; and

•	Unlisted share classes - classes of common stock that are not traded on a United States securities exchange or NASDAQ.

The following summarizes the types of the index maintenance adjustments and indicates whether or not an index adjustment is required.

•
“No Replacement” Rule - Securities that leave the index for any reason (e.g. mergers, acquisitions, or other similar corporate activity) are not replaced. Therefore, the number of securities in the index will fluctuate according to corporate activity.

•
Rule for Corporate Action-Driven Changes - When a stock is acquired, delisted, or moves to the pink sheets or bulletin boards on the floor of a United States securities exchange, the stock is deleted from the index at the open of trading on the ex-date using the previous day's closing prices.

•
When acquisitions or mergers take place within the index, the stock's capitalization moves to the acquiring stock; as a result, mergers have no effect on the total capitalization of the index. Shares are updated for the acquiring stock at the time the transaction is final. Prior to April 1, 2000, if the acquiring stock was a member of a different index (i.e. the Russell 3000® Index or the Russell 1000® Index), the shares for the acquiring stock were not adjusted until month end.

•
Deleted Stocks - When deleting stocks from the index as a result of exchange delisting or reconstitution, the price used is the market price on the day of deletion, including potentially the OTC Bulletin Board price. Previously, prices used to reflect delisted stocks were the last traded price on the Primary Exchange. There may be corporate events, like mergers or acquisitions that result in the lack of a current market price for the deleted security and in such an instance the latest Primary Exchange closing price available will be used.

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Additions for Spin-Offs - Spin-off companies are added to the parent company's index and capitalization tier of membership, if the spin-off is large enough. To be eligible, the spun-off company's total market capitalization must be greater than the market-adjusted total market capitalization of the smallest security in the index at the latest reconstitution.

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Quarterly IPO Additions - Eligible companies that have recently completed an initial public offering are added to the index at the end of each calendar quarter based on total market capitalization ranking within the market-adjusted capitalization breaks established during the most recent reconstitution. Market adjustments will be made using the returns of the Russell 3000® Index. Eligible companies will be added to the index using their industry's average style probability established at the latest constitution.

In order for a company to be added to the index in a quarter (outside of reconstitution), the IPO company must meet all Russell U.S. Index eligibility requirements. Also, the IPO company must meet the following criteria on the final trading day of the month prior to quarter-end : (i) price/trade; (ii) rank larger in total market capitalization than the market-adjusted smallest company in the index as of the latest June reconstitution; and (iii) meet criteria (i) and (ii) during an initial offering period.

Each month, the index is updated for changes to shares outstanding as companies report changes in share capital to the Securities and Exchange Commission. Only cumulative changes to shares outstanding greater than 5.00% are reflected in the index. This does not affect treatment of major corporate events, which are effective on the ex-date.

License Agreement with Russell Investment Group

We have entered, or are exploring entering, into a non-exclusive license agreement with Russell Investment Group, whereby we and our affiliates and subsidiary companies, in exchange for a fee, will be permitted to use the index, which is owned and published by Russell Investment Group, in connection with certain products, including the notes.

The notes are not sponsored, endorsed, sold or promoted by the Russell Investment Group (including its affiliates). Russell Investment Group has not passed on the legality or appropriateness of, or the accuracy or adequacy of descriptions and disclosures relating to the notes. Russell Investment Group makes no representation or warranty, express or implied to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly, or the ability of the index to track general stock market performance. Russell Investment Group has no relationship to HSBC other than the licensing of the index and the related trademarks for use in connection with the notes, which index is determined, composed and calculated by Russell Investment Group without regard to HSBC or the notes. Russell Investment Group has no obligation to take the needs of HSBC or the owners of the notes into consideration in determining, composing or calculating the index. Russell Investment Group is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash. Russell Investment Group has no liability in connection with the administration, marketing or trading of the notes.

Russell Investment Group is under no obligation to continue the calculation and dissemination of the index and the method by which the index is calculated and the name “Russell 2000®” or “RTY” may be changed at the discretion of Russell Investment Group. No inference should be drawn from the information contained in this pricing supplement that Russell Investment Group makes any representation or warranty, implied or express, to you or any member of the public regarding the advisability of investing in securities generally or in the notes in particular or the ability of the index to track general stock market performance. Russell Investment Group has no obligation to take into account your interest, or that of anyone else having an interest in determining, composing or calculating the index. Russell Investment Group is not responsible for, and has not participated in the determination of the timing of, prices for or quantities of, the notes or in the determination or calculation of the equation by which the notes are to be settled in cash. Russell Investment Group has no obligation or liability in connection with the administration, marketing or trading of the notes. The use of and reference to the index in connection with the notes have been consented to by Russell Investment Group.

Russell Investment Group disclaims all responsibility for any inaccuracies in the data on which the index is based, or any mistakes or errors or omissions in the calculation or dissemination of the index.

The graph below illustrates the performance of the index from 1/2/97 to 7/28/08, as well as the upper index barrier and the lower index barrier, assuming an index starting level of 696.11 which was the index closing level on July 28, 2008 as reported on the Bloomberg Professional® service, and an absolute return barrier of 28.50%. The historical levels of the index should not be taken as an indication of future performance. Numbers have been rounded for ease of analysis.

Certain ERISA Considerations

We urge you to read and consult the “Certain ERISA Considerations” section in the Prospectus Supplement.

Discontinuance or Modification of the Index

If the reference sponsor (as defined below) discontinues publication of or otherwise fails to publish the index on any day on which the index is scheduled to be published and the reference sponsor or another entity publishes a successor or substitute index that the calculation agent determines to be comparable to the discontinued index (the comparable index, the “successor index”), then that successor index will be deemed to be the index for all purposes relating to the notes, including for purposes of determining whether a market disruption event exists. Upon any selection by the calculation agent of a successor index, the calculation agent will furnish written notice to us and the holders of the notes.

If the index is discontinued or if the reference sponsor fails to publish the index and the calculation agent determines that no successor index is available at that time, then the calculation agent will determine the index ending level using the same general methodology previously used by the reference sponsor. The calculation agent will continue to make that determination until the earlier of (i) the final valuation date or (ii) a determination by the calculation agent that the index or a successor index is available. In that case, the calculation agent will furnish written notice to us and the holders of the notes.

If at any time the method of calculating the index or a successor index, or the value thereof, is changed in a material respect, or if the index or a successor index is in any other way modified so that, in the determination of the calculation agent, the level of the index does not fairly represent the level of the index or successor index that would have prevailed had those changes or modifications not been made, then the calculation agent will make the calculations and adjustments as may be necessary in order to determine a level comparable to the level that would have prevailed had those changes or modifications not been made. If, for example, the method of calculating the index or a successor index is modified so that the level of the index is a fraction of what it would have been if it had not been modified, then the calculation agent will adjust the index in order to arrive at a level of the index or the successor index as if it had not been modified. In that case, the calculation agent will furnish written notice to us and the holders of the notes.

Notwithstanding these alternative arrangements, discontinuance of the publication of the index may adversely affect the value of, and trading in, the notes.

“Reference sponsor” means Russell Investment Group.

Events of Default and Acceleration

If the calculation agent determines that the notes have become immediately due and payable following an event of default (as defined in the prospectus) with respect to the notes, the calculation agent will determine the accelerated cash settlement value due and payable in the same general manner as described in “Final Terms” in this pricing supplement. In that case, the scheduled trading day preceding the date of acceleration will be used as the final valuation date for purposes of determining the accelerated absolute index return. If a market disruption event exists with respect to the index on that scheduled trading day, then the accelerated final valuation date for that index will be postponed for up to five scheduled trading days (in the same general manner used for postponing the originally scheduled final valuation date). The accelerated maturity date will be the fourth business day following the accelerated final valuation date.

If the notes have become immediately due and payable following an event of default, you will not be entitled to any additional payments, if any, with respect to the notes. For more information, see “Description of Debt Securities — Events of Default” and “— Events of Default; Defaults” in the prospectus.

Supplemental Plan of Distribution

We will agree to sell to UBS Financial Services Inc. (the “Agent”), and the Agent has agreed to purchase, all of the securities at the price indicated on the cover of this pricing supplement, which will be filed pursuant to Rule 424(b). We have agreed to indemnify the Agent against liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agent may be required to make relating to these liabilities as described in the accompanying prospectus supplement and the prospectus. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount to its affiliates.

Subject to regulatory constraints, HSBC USA Inc. (or an affiliate thereof) intends to offer to purchase the securities in the secondary market, but is not required to do so. We or our affiliate will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the securities and the Agent and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.